Exhibit 99.l

FOR IMMEDIATE RELEASE
JUNE 11, 2010

CHESAPEAKE UTILITIES CORPORATION’S BOARD OF DIRECTORS NAMES
JEFF HOUSEHOLDER TO PRESIDENT OF FLORIDA PUBLIC UTILITIES COMPANY

Dover, Delaware — John R. Schimkaitis, Vice Chairman of the Board of Directors and Chief Executive Officer of Chesapeake Utilities Corporation (NYSE: CPK) today announced the Board’s appointment of Jeff Householder as President of Florida Public Utilities Company, Chesapeake’s wholly-owned subsidiary, effective June 14, 2010. In this position, Mr. Householder will oversee all regulated natural gas and electric and unregulated propane operations in Florida.

Mr. Schimkaitis stated “We are very fortunate to have Jeff as part of the company’s leadership team. With over twenty-five years of energy-related experience in Florida, Jeff has become well-known and is respected throughout the state. Over the years, we have worked with Jeff on numerous strategic planning and regulatory projects both in Florida and on the Delmarva Peninsula and have gotten to know him very well.”

For the past ten years, Mr. Householder has operated a consulting practice that provided business development and regulatory services to utilities, propane retailers and industrial clients. Prior to starting his consulting business, Jeff served in officer level positions with TECO Peoples Gas, West Florida Natural Gas and NUI City Gas. Jeff also spent several years in various roles with the electric and gas utilities operated by Tallahassee Utilities. Jeff is a graduate of Florida State University.

“His vast knowledge and experience with the Florida energy industry makes him the right person to build on Chesapeake’s past accomplishments and to guide us into the future in this key market. In his new role at Florida Public Utilities Company, Jeff will work closely with Chesapeake’s senior management team.” added Michael P. McMasters, President and Chief Operating Officer.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing; electric distribution; propane gas distribution and wholesale marketing; advanced information services and other related services. Information about Chesapeake’s businesses is available on the World Wide Web at www.chpk.com.

# # #

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799
bcooper@chpk.com